EXHIBIT 99.1

Gainsco Founder Retires, New CEO on Board; First Quarter Loss Expected

     FORT WORTH, Texas, April 20 /PRNewswire/ -- GAINSCO, INC. (NYSE:
GNA) today announced that Joseph D. Macchia has retired and resigned as Chairman, President and Chief Executive Officer and a director. Joel C. Puckett, a director of the Company since 1979, was named as the new Chairman of the Board.
     Glenn W. Anderson will be the new President and Chief Executive Officer. Mr. Anderson, a 1974 graduate of Stanford University, comes to the Company from USF&G Corporation where he had most recently served as Executive Vice President and as President of the Commercial Insurance Group of United States Fidelity & Guaranty Company. Mr. Puckett, the new Chairman of the Board, commented that Mr. Anderson's achievements in the insurance industry promise new and positive directions for the Company in the years to come, and that Mr. Anderson would replace Mr. Macchia as a management nominee for election to the Board of Directors at the Company's May 18 annual meeting of the shareholders.
     Mr. Puckett, the new Chairman of the Board, commented that Mr. Macchia was the founder of the Company and has led the Company through its initial growth and initial public offering to its current status as a New York Stock Exchange-listed company. Mr. Macchia was credited with being the driving force behind the Company's excellent record of quality service to general agents and customers and its development into a leader in its segments of the insurance business with strong capitalization and underwriting capabilities.
     The Company further announce that it expects to report an operating loss in its first quarter earnings release scheduled for May 13, 1998, due to claim reserve strengthening currently under review. While further reinforcing GAINSCO's already strong balance sheet, this action will significantly impact prior indications of 1998 operating results.
     GAINSCO, INC. is a vertically integrated property and casualty insurance holding company specializing in underwriting excess and surplus lines. Its insurance companies are all rated "A+" by A. M. Best. GAINSCO's insurance service subsidiaries offer premium financing programs and computer software systems for general agents.
     Statements made in this release that are not strictly historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Important factors include, but are not limited to, (i) heightened competition, including price competition from existing competitors, from newly formed competitors and from the entry into GAINSCO's markets of standard insurance companies which historically have not competed in the Company's specialty markets, (ii) contraction of the markets for the Company's various lines of business, (iii) development and performance of new speciality programs, (iv) ongoing level of claims and claims-related expenses, (v) adequacy of claim reserves, and (vi) general economic conditions. Please refer to the Company's SEC filings for further information.

SOURCE, GAINSCO, INC.
-0-                    04/20/98
/CONTACT: Richard Buxton, Vice President, or Fred Roberts, Manager IR, both of GAINSCO, INC., 817-336-2500, email address:
management@gainsco.com/
/Web site: http://www.gainsco.com/
(GNA)